Exhibit 10.2

GENERAL RELEASE AND SEVERANCE AGREEMENT

This General Release and Severance Agreement (the “Agreement”), dated as of February 26, 2024 is made and entered into by and between Brian McFadden (“Employee”) and Eightco Holdings Inc. (formerly and including Cryptyde, Inc.) (the “Company”).

For good and valuable consideration, receipt of which is hereby acknowledged, in order to effect a mutually satisfactory and amicable separation of employment from the Company and to resolve and settle finally, fully and completely all matters and disputes that now or may exist between them, as set forth below, Employee and the Company agree as follows:

1. Separation from Employment. Effective December 31, 2023 (the “Separation Date”), Employee’s employment with the Company ceased, and he relinquished all offices, positions, and any authority with the Company and any affiliates of the Company. Notwithstanding the foregoing, Employee shall remain a director of the Company under the standard terms, conditions, and bylaws of the Company from the Separation Date through March 31, 2024, at which time Employee shall resign from the Board of Directors of the Company. Employee acknowledges and agrees, except for as set forth herein, and including, but not limited to the payments set forth in Section 2, Section 3, and Section 5, Employee has no rights to any other wages and/or other compensation or remuneration of any kind due or owing or owed from the Company, including, but not limited, to all wages, commissions, reimbursements, bonuses, advances, vacation pay, severance pay, or incentive compensation to which Employee was or may become entitled or eligible. The Company and Employee acknowledge and agree that all previously granted equity awards have vested as of the Separation Date and all such equity awards shall continue to be governed by the terms of the applicable equity plan and award agreements.

2. Payment of Base Salary. The Company and Employee agree that Employee is eligible to receive the gross amount of $146,683 (less all applicable tax withholdings) in accrued but unpaid base salary through the Separation Date (the “Base Salary”). The Company agrees to pay the Base Salary through four (4) quarterly payments of $36,670.75 (less all applicable tax withholdings) by December 31, 2024, totaling $146,683 in the aggregate (less all applicable tax withholdings), which must be paid to Employee no later than December 31, 2024. In the event that the Company fails to pay any amount of Base Salary pursuant to this Section 2, the Company agrees and stipulates that Employee may obtain a judgment against the Company for the amount of unpaid Base Salary owed to Executive in any court of competent jurisdiction in accordance with Section 13, and the Company hereby consents to the entry of such judgment.

3. Expense Reimbursement. The Company agrees to pay Employee all amounts owed for approved but unpaid business expenses through the Separation Date within thirty (30) days following the Effective Date.

4. Continuing Obligations/Compliance. As of the Separation Date, the amended and restated employment agreement between the parties with an effective date of September 27, 2022 (the “Employment Agreement”) shall terminate forever and no party shall have any further obligation or liability thereunder, except that Employee acknowledges and agrees that Employee shall remain bound by, and agrees to comply with, any obligations that survive an employment termination as set forth in the Employment Agreement, including, without limitation those set forth in the Employee Confidential Disclosure, Invention Assignment, Non-Competition, Non-Solicitation and Non-Interference Agreement that was attached as Attachment A to the Employment Agreement (the “Restrictive Covenants Agreement”). Provided, however, the Company agrees to waive the post-termination obligations contained in and Employee’s compliance with Section 2(a) (Non-Competition), Section 2(b) (Non-Solicitation of Customers), and Section 2(c) (Non-Recruitment) of the Restrictive Covenants Agreement. The Company acknowledges that Employee has returned all Company property in Employee’s possession, pursuant to Section 1(f) of the Restrictive Covenants Agreement and that Employee may retain such Company information to which he may be entitled as a director of the Company.

5. Consideration. In consideration of this Agreement, the release herein, and Employee’s resignation, as mutually agreed by the Company, the Company will provide Employee with the following:

(i) severance pay in the gross amount of amount of $422,500, less all lawful and authorized withholdings and deductions (the “Severance Payment”), which shall be paid in four (4) quarterly installments with a value of $105,625 per each installment (totaling $422,500 in the aggregate), payable at the Company’s option, in either cash or Common Stock (as defined below), with the payment to be made as follows:

●	Installment 1 – As of the Effective Date, Employee shall be granted, in lieu of cash, 128,811 fully-vested restricted shares of the Company’s common stock (“Common Stock”) at a price of $0.82 per share, which shall be subject to the terms and conditions of the Company’s 2022 Long-Term Incentive Plan;

●	Installment 2 – payable, at the Company’s option, in either cash or Common Stock by April 1, 2024;

●	Installment 3 – payable, at the Company’s option, in either cash or Common Stock by July 1, 2024; and

●	Installment 4 – payable, at the Company’s option, in either cash or Common Stock by October 1, 2024.

The number of shares of Common Stock to be issued to Employee shall be determined based on the volume weighted average trading price of such stock (on the principal exchange on which such stock is listed or admitted to trade) during the period of ten (10) trading days immediately prior to the date of the issuance (for Installments 2, 3 & 4); and (3) such Common Stock shall be fully-vested, not subject to any contractual sale or other restrictions; and

(ii) reimbursement of Employee for the period commencing on the Separation Date and continuing through and including December 31, 2024 of the premiums associated with Employee’s continuation of health insurance for Employee and Employee’s family pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), provided Employee timely elects and is eligible to continue to receive COBRA benefits (less all applicable tax withholdings), payable in accordance with the Company’s normal expense reimbursement policy.

The entire amount of the Severance Payment must be paid to Employee no later than December 31, 2024. In the event that the Company fails to pay any amount of the Severance Payment or COBRA reimbursement pursuant to this Section 5, the Company agrees and stipulates that Employee may obtain a judgment against the Company for the amount of unpaid Severance Payment and/or COBRA reimbursement Employee is eligible to receive under this Agreement in any court of competent jurisdiction in accordance with Section 13, and the Company hereby consents to the entry of such judgment.

6. Transition Services. For a period of eight (8) weeks following the Separation Date, Employee agrees to reasonably cooperate with the Company in the transition of Employee’s positions with the Company, and the Company agrees to promptly reimburse Employee for any and all reasonable and necessary expenses incurred by Employee in connection with such services rendered under this Section 4. Employee also agrees to assist with the execution of all documents which the Company and Employee reasonably deems necessary to effect the termination of Employee’s employment.

7. Cooperation. Employee agrees to reasonably cooperate and make himself reasonably available to the Company (and its representatives and advisors) in any pending or future governmental or regulatory investigation, inquiry, or request for information, or civil, criminal, or administrative proceeding or arbitration, in each case involving the Company with regard to matters that occurred during the course of Employee’s employment with the Company and of which matters he has knowledge or information. Employee agrees that, upon reasonable notice and without the necessity of the Company’s obtaining a subpoena or court order, he shall reasonably respond to all reasonable inquiries of the Company about any matters concerning the Company or its affairs that occurred or arose during his employment by the Company, of which matters he has knowledge or information. The Company agrees to reimburse Employee for all reasonable costs, including attorneys’ fees, incurred by Employee in connection with the performance of his obligations under this Section 7. Nothing in this Section 7, however, shall require Employee to act against his own interests.

8. Mutual Release of Claims. For and in consideration of the right to receive the consideration described in Section 5 of this Agreement, Employee fully and irrevocably releases and discharges the Company, including all of its affiliates, parent companies, subsidiary companies, employees, owners, directors, officers, principals, agents, insurers, and attorneys (collectively, the “Releasees”) from any and all actions, causes of action, suits, debts, sums of money, attorneys’ fees, costs, accounts, covenants, controversies, agreements, promises, damages, claims, grievances, arbitrations, and demands whatsoever, known or unknown, at law or in equity, by contract (express or implied), in tort, or pursuant to statute, or otherwise (collectively, “Claims”) arising or existing on, or at any time prior to, the date this Agreement is signed by Employee. Such released Claims include, without limitation, Claims relating to or arising out of: (i) Employee’s hiring, compensation, benefits and employment with the Company, (ii) Employee’s separation from employment with the Company, and (iii) all Claims known or unknown or which could or have been asserted by Employee against the Company, at law or in equity, or sounding in contract (express or implied) or tort, including claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, pregnancy, sexual orientation, or any other form of discrimination, harassment, or retaliation, including, without limitation, under the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964; the Rehabilitation Act; the Equal Pay Act; the Family and Medical Leave Act, 42 U.S.C. §1981; the Civil Rights Act of 1991; the Civil Rights Act of 1866 and/or 1871; the Sarbanes Oxley Act; the Employee Polygraph Protection Act; the Uniform Services and Employment and Re-Employment Rights Act; the Worker Adjustment Retraining Notification Act; the National Labor Relations Act and the Labor Management Relations Act; the Florida Human Civil Rights Act and any other similar or equivalent state laws; and any other federal, state, local, municipal or common law whistleblower protection claim, discrimination or anti-retaliation statute or ordinance; claims arising under the Employee Retirement Income Security Act of 1974, as amended; claims arising under the Fair Labor Standards Act; claims related to the COVID-19 pandemic and related mandates, policies and/or protocols; or any other statutory, contractual or common law claims. Notwithstanding the foregoing, the foregoing release does not apply to any obligation of the Company (or any other Releasee) to Employee pursuant to any of the following: (1) any equity-based awards previously granted by the Company to Employee; (2) any right to indemnification that Employee may have pursuant to applicable law, the Company’s bylaws, its corporate charter or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company), including, but not limited to the Directors and Officers Liability Insurance required under Article II, Section of the Employment Agreement, with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Employee may in the future incur with respect to Employee’s service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (3) with respect to any rights that Employee may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (4) any rights to continued medical and dental coverage that Employee may have under COBRA; (5) any rights to payment of benefits that Employee may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended; (6) Employee’s final paycheck; or (7) claims for unemployment compensation benefits. In addition, the foregoing release does not cover any Claim that cannot be so released as a matter of applicable law.

In consideration of Employee’s releases given and other agreements in this Agreement, the Company, all of its affiliates, parent companies, and subsidiary companies, fully and irrevocably release and discharge Employee from any and all actions, causes of action, suits, debts, sums of money, attorneys’ fees, costs, accounts, covenants, controversies, agreements, promises, damages, claims, grievances, arbitrations, and demands whatsoever, known or unknown, at law or in equity, by contract (express or implied), in tort, or pursuant to statute, or otherwise, arising or existing on, or at any time prior to, the date this Agreement is signed by the Company. The Company represents and warrants to Employee that it has the authority to execute this Agreement and agree to such release by and on behalf of its affiliates, parent companies, and subsidiary companies.

9. No Legal Actions. Employee represents that he has not filed or caused to be filed any lawsuit, complaint, or charge against any Releasees in any court, any municipal, state, or federal agency, or any other tribunal. Employee further represents that he has no unasserted claims (whether by his or any other individual or entity) against the Company currently in existence, and no unreported workplace injuries or occupational diseases. To the fullest extent permitted by law, Employee agrees that he will not sue or file a complaint in any court, or file or pursue a demand for arbitration, pursuing any Claims released under this Agreement, or assist or otherwise participate in any such proceeding. Employee represents and warrants further that he has not assigned or conveyed to any other person or entity any of his rights vis-à-vis the Releasees, including any of the Claims released in this Agreement. He further expressly waives any claim to any monetary or other damages or any other form of recovery in connection with any proceeding made by his in violation of this Agreement. The Company represents that it (including all of its affiliates, parent companies, and subsidiary companies) has not filed or caused to be filed any lawsuit, complaint, or charge against Employee in any court, any municipal, state, or federal agency, or any other tribunal. The Company represents that it (including all of its affiliates, parent companies, and subsidiary companies) has no unasserted claims against Employee currently in existence. To the fullest extent permitted by law, the Company (including all of its affiliates, parent companies, and subsidiary companies) agrees that it will not sue or file a complaint in any court, or file or pursue a demand for arbitration, pursuing any claims released by any of them under this Agreement, or assist or otherwise participate in any such proceeding. The Company (including all of its affiliates, parent companies, and subsidiary companies) represents that it has not assigned or conveyed to any other person or entity any of its rights vis-à-vis the Employee, including any of the claims released by any of them in this Agreement.

10. No Interference. Nothing in this Agreement is intended to (nor does it) interfere with Employee’s right to report possible violations of federal, state or local law or regulation to any governmental or law enforcement agency or entity (including, without limitation, the Securities and Exchange Commission), or to make other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Employee further acknowledges that nothing in this Agreement is intended to (nor does it) interfere with Employee’s right to file a claim or charge with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission (the “EEOC”), any state human rights commission, or any other government agency or entity. However, by executing this Agreement, Employee hereby waives the right to recover any damages or benefits in any proceeding Employee may bring before the EEOC, any state human rights commission, or any other government agency or in any proceeding brought by the EEOC, any state human rights commission, or any other government agency on Employee’s behalf with respect to any claim released in this Agreement; provided, however, for purposes of clarity, Employee does not waive any right to any whistleblower award pursuant to Section 21F of the Securities Exchange Act of 1934 or any other similar provision.

11. Review. Employee acknowledges that: (a) this Agreement is written in terms and sets forth conditions in a manner which Employee understands; (b) Employee has carefully read and understands all of the terms and conditions of this Agreement; (c) Employee agrees with the terms and conditions of this Agreement; and (d) Employee enters into this Agreement knowingly and voluntarily. Employee acknowledges that Employee does not waive rights or claims that may arise after the date this Agreement is executed, that Employee has been given 21 days from receipt of this Agreement in which to consider whether Employee wanted to sign it, that any modifications, material or otherwise made to this Agreement do not restart or affect in any manner the original 21 day consideration period, and that the Company advises Employee to consult with an attorney before Employee signs this Agreement. The Company agrees, and Employee represents that Employee understands, that Employee may revoke Employee’s acceptance of this Agreement at any time for 7 days following Employee’s execution of the Agreement and must provide notice of such revocation by giving written notice to the Company. If not revoked by written notice received on or before the 8th day following the date of Employee’s execution of the Agreement, this Agreement shall be deemed to have become enforceable and on such 8th day (the “Effective Date”).

12. Confidentiality of Agreement. Employee and Company agree to keep both the fact of this Agreement and the terms of this Agreement confidential, and Employee will not disclose the fact of this Agreement or the terms of this Agreement to anyone other than Employee’s spouse/registered domestic partner, attorney or accountant/tax advisor, unless otherwise required to under applicable law or regulation or at the request of any regulator after, to the extent legally permissible, after providing reasonable notice in writing to the Company, and a reasonable opportunity to challenge any such disclosure.

13. Governing Law/Venue. This Agreement shall be governed by and construed under the laws of the State of Florida. Venue of any litigation arising from this Agreement or any disputes relating to Employee’s employment shall be in the federal and state courts situated in Florida. Employee consents to personal jurisdiction of the federal and state courts situated in Florida for any dispute relating to or arising out of this Agreement or Employee’s employment, and Employee agrees that Employee shall not challenge personal or subject matter jurisdiction in such courts. The parties also hereby waive any right to trial by jury in connection with any litigation or disputes under or in connection with this Agreement.

14. Voluntary. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto.

15. Acknowledgment. Employee acknowledges and agrees that the payments and other consideration provided herein are consideration to which Employee is not otherwise entitled except pursuant to the terms of this Agreement, and are being provided in exchange for Employee’s compliance with his obligations set forth hereunder.

16. No Admission of Liability. This Agreement shall not in any way be construed as an admission by the Company or Employee of any acts of wrongdoing or violation of any statute, law or legal right.

17. No Third-Party Beneficiaries. Except as expressly provided to the contrary in this Agreement, no third party is intended to be, and no third party shall be deemed to be, a beneficiary of any provision of this Agreement. Employee agrees that all Releasees shall be express third-party beneficiaries of the release of claims contained in Section 8 of this Agreement, and shall be permitted to enforce the terms of Section 8 of this Agreement as if they were parties hereto.

18. Sole Agreement and Severability. Except as set forth herein, this Agreement is the sole, entire and complete agreement of the parties relating in any way to the subject matter hereof. No statements, promises or representations have been made by any party to any other party, or relied upon, and no consideration has been offered, promised, expected or held out other than as expressly set forth herein, provided only that the release of claims in any prior agreement or release shall remain in full force and effect. The covenants contained in this Agreement are intended by the parties hereto as separate and divisible provisions, and in the event that any or all of the covenants expressed herein shall be determined by a court of competent jurisdiction to be invalid or unenforceable, the remaining parts, terms or provisions of this Agreement shall not be affected and such provisions shall remain in full force and effect.

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PLEASE READ CAREFULLY. THIS GENERAL RELEASE AND SEVERANCE AGREEMENT INCLUDES A RELEASE OF ANY AND ALL CLAIMS, KNOWN OR UNKNOWN, AGAINST THE COMPANY.

EIGHTCO HOLDINGS INC.		BRIAN MCFADDEN

By:	/s/ Kevin O’Donnell	/s/ BRIAN MCFADDEN
Title:	Executive Chairman	Date:	February 26, 2024
Date:	February 26, 2024